EXHIBIT 4.1

DESCRIPTION OF SECURITIES
TriState Capital Holdings, Inc. (“TriState Capital,” the “Company,” “we,” “us” and “our”) has three classes of securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our voting common stock, no par value (the “common stock”); depositary shares, each representing a 1/40th interest in a share of our 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”), which we refer to as the “Series A Depositary Shares”; and depositary shares, each representing a 1/40th interest in a share of our 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”), which we refer to as the “Series B Depositary Shares,” and collectively with the Series A Depositary Shares, as the “Depositary Shares.”
The following descriptions of certain terms of our registered securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, our amended and restated articles of incorporation, as amended (the “Articles of Incorporation”) and our by-laws, as amended and restated (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, as well as the applicable provisions of the Pennsylvania Business Corporation Law, as amended (the “PBCL”). We encourage you to read the Articles of Incorporation, the Bylaws and the applicable provisions of the PBCL for additional information.

Description of Common Stock
General

Our Articles of Incorporation authorize us to issue a total of 51,653,347 shares of common stock, no par value per share. The authorized but unissued shares of our capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. Our Articles of Incorporation also authorize us to issue a total of 6,653,347 shares of non-voting common stock, no par value per share (the “non-voting common stock”). Our non-voting common stock is not registered under Section 12 of the Exchange Act. Our non-voting common stock will in all respects carry the same rights, privileges and preferences as the common stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the Company) and will be treated the same as common stock (including in any merger, consolidation, share exchange, stock split, reverse stock split, reclassification or other similar transaction) except as otherwise provided in the Articles of Incorporation. For additional information regarding our non-voting common stock, please refer to the Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on May 17, 2021.

Voting. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Holders of our common stock are not entitled to cumulative voting in the election of directors.

Dividends and other distributions. Subject to certain regulatory restrictions discussed herein and to the rights of holders of any preferred stock that we may issue, all shares of our common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock.

Preemptive rights. Holders of our common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.

Preferred Stock. Our Articles of Incorporation permit us to issue up to 150,000 shares of one or more series of preferred stock and authorize our board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock. As of December 31, 2021, we have 40,250 shares of Series A Preferred Stock that are issued and outstanding, 80,500 shares of Series B Preferred Stock that are issued and outstanding, and 683 shares of Series C perpetual non-cumulative non-voting preferred stock (the “Series C Preferred Stock”) that are issued and outstanding. Our Series C Preferred Stock is not registered under Section 12 of the Exchange Act. For additional information regarding our Series C Preferred Stock, please refer to the Current Report on Form 8-K that we filed with the U.S. Securities and Exchange Commission on December 30, 2020.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of our common stock, the issuance of one or more series of preferred stock may affect the holders of common stock in a number of respects, including the following: by subordinating our common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges; by diluting the voting power of our common stock; by diluting the earnings per share of our common stock; and by issuing common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance.

Anti-Takeover Effect of Governing Documents and Applicable Law

Provisions of governing documents. Our Articles of Incorporation and Bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our common stock, a proxy contest for control of TriState Capital, the assumption of control of TriState Capital by a holder of a large block of our voting stock and the removal of our management. These provisions: empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors; divide our board of directors into four classes serving staggered four-year terms; eliminate cumulative voting in elections of directors; require the request of holders of at least 10% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting; and require at least 60 days’ advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Provisions of applicable law. The PBCL also contains certain provisions applicable to us which may have the effect of impeding a change in control of TriState Capital. These provisions, among other things: prohibit (under Subchapter C of Chapter 25) shareholders from calling a special meeting in most circumstances, or by acting by less than unanimous written consent; prohibit (under Subchapter D of Chapter 25) of shareholders from proposing amendments to a corporation’s articles of incorporation, require (under Subchapter E of Chapter 25) that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation; prohibit (under Subchapter F of Chapter 25) for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power, provided that this provision does not apply to any business combinations approved by a corporation’s board of directors; generally prohibit (under Subchapter G of Chapter 25) a person or group who or which acquires voting power in an election of directors in excess of certain thresholds (20%, 33 1/3% and 50%) for the first time from voting the “control shares” (i.e., the shares acquired which result in the person exceeding the applicable threshold, plus all voting shares acquired in the preceding 180 days and any other voting shares acquired with the intent of making a “control-share acquisition”) unless voting rights are restored at a shareholders meeting requested by the acquiring shareholder by the affirmative vote of a majority of the shares eligible to vote in elections of directors of both (1) the disinterested shareholders and (2) all voting shares; require (under Subchapter H of Chapter 25) any person or group that publicly announces that it may acquire control of a public company, or that acquires or publicly discloses an intent to acquire twenty percent (20%) or more of the voting power of a public company, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 24 or subsequent 18 months; require (under Subchapter I of Chapter 25) the payment of minimum severance benefits to certain employees whose employment is terminated within two years of the approval of a control-share acquisition under Subchapter G of Chapter 25 of the PBCL; prohibit (under Subchapter I of Chapter 25) the cancellation of certain labor contracts in connection with a control-share acquisition under Subchapter G of Chapter 25 of the Act; expand the factors and groups (including, without limitation, shareholders) that a corporation’s board of directors can consider in determining whether an action or transaction is in the best interests of the corporation; provide that a corporation’s board of directors need not consider the interests of any particular stakeholder group as dominant or controlling in determining whether an action or transaction is in the best interests of the corporation; provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; and provide that the fiduciary duty of a corporation’s directors is due solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not directly by a shareholder.

In addition to the foregoing, the PBCL also explicitly provides that the fiduciary duties of directors do not require them to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or act as the board of directors, a committee of the board or an individual director, solely because of the effect that the action could have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

The PBCL further provides that any act of the board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of the disinterested directors have assented will be presumed to satisfy the standard of care set forth in the statute, unless it is proven by clear and convincing evidence that disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of the PBCL, our directors have broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Through amendments to our Articles of Incorporation, we have opted out of coverage by Subchapters E, G and H of Chapter 25 of the PBCL which are described above. As a result, those provisions would not apply to a non-negotiated attempt to acquire control of TriState Capital, although such an attempt would still be subject to the special provisions of our governing documents described in the paragraphs above.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of our shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our board of directors and our management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of our business.

Description of Series A Depositary Shares and Series B Depositary Shares
General

Our Articles of Incorporation permit us to issue, without shareholder approval, up to 150,000 shares of one or more series of preferred stock and authorize our board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock. We may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. We have 40,250 shares of Series A Preferred Stock that are issued and outstanding, 80,500 shares of Series B Preferred Stock that are issued and outstanding, and 683 shares of Series C Preferred Stock that are issued and outstanding. Our outstanding shares of Series A Preferred Stock and Series B Preferred Stock are represented by depositary shares that are registered pursuant to the Exchange Act.

Series A Depositary Shares

References in this section to the depositary shares, preferred stock and other terms that are defined herein are in reference to the Series A Depositary Shares and Series A Preferred Stock only.

General
Each Series A Depositary Share represents a 1/40th interest in a share of the Series A Preferred Stock, and is evidenced by depositary receipts. We deposited the underlying shares of Series A Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Trust Company, N.A., acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares are entitled to all the powers, preferences and special rights of the Series A Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent.
In this section, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose. DTC is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

Listing
The depositary shares are listed on Nasdaq under the symbol “TSCAP.”  The Series A Preferred Stock is not listed.
Dividends and Other Distributions
Each dividend payable on a depositary share is in an amount equal to 1/40th of the dividend declared and payable on each share of Series A Preferred Stock.
The depositary distributes all dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the depositary will round that amount up to the next highest whole cent and will request that we pay the resulting additional amount to the depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the depositary will disregard that fractional amount.
Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the Series A Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock until such taxes or other governmental charges are paid.
Liquidation Preference
In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series A Preferred Stock represented by the depositary shares.
Our merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.
Redemption of Depositary Shares

If we redeem the Series A Preferred Stock, in whole or in part, as described below under “Description of Series A Depositary Shares and Series B Depositary Shares—Series A Preferred Stock—Redemption—Optional Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus, as applicable, any accumulated and unpaid dividends on the shares of the Series A preferred stock called for redemption for the then-current Dividend Period (as defined under “Description of Series A Depositary Shares and Series B Depositary Shares—Series A Preferred Stock—Dividends”) to, but excluding, the redemption date, without accumulation of any undeclared dividends.
If we redeem shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series A Preferred Stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot. In any case, the depositary will redeem depositary shares only in increments of 40 depositary shares and multiples thereof. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A preferred stock and the related depositary shares.
Voting

Because each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock, holders of depositary receipts are entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A preferred stock are entitled to vote, as described below under “Description of Series A Depositary Shares and Series B Depositary Shares—Series A Preferred Stock—Voting Rights.”
When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will provide the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will abstain from voting with respect to such shares (but shall appear at the meeting with respect to such shares unless directed to the contrary).
Withdrawal of Series A Preferred Stock

Upon surrender of depositary shares at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of shares of Series A Preferred Stock and all money and other property, if any, represented by such depositary shares. Only whole shares of Series A Preferred Stock may be withdrawn. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of Series A Preferred Stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of Series A Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary shares therefor.
Resignation and Removal of the Depositary
The depositary may resign at any time by delivering to us notice of its election to resign. We may also remove or replace a depositary at any time. Any resignation or removal will take effect upon the earlier of the appointment of a successor depositary and 30 days following such notice. We will appoint a successor depositary within 30 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.
Miscellaneous
The depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying Series A Preferred Stock. Neither we nor the depositary will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under the deposit agreement. The obligations of ours and a depositary under the deposit agreement are limited to performing their duties without bad faith, gross negligence or willful misconduct. Neither we nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying Series A Preferred Stock unless they are furnished with satisfactory indemnity. Both we and the depositary may rely on the written advice of counsel or accountants, or information provided by holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party. In the event a depositary receives conflicting claims, requests or instructions from us and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from us.
Series A Preferred Stock
Ranking
With respect to the payment of dividends and distributions upon our liquidation, dissolution or winding up, the Series A Preferred Stock ranks (i) senior to our common stock and any other class or series of preferred stock that by its terms ranks junior to the Series A Preferred Stock, (ii) equally with all existing or future series of preferred stock that does not by its terms rank junior or senior to the Series A Preferred Stock, and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of preferred stock that expressly provides in the Certificate of Designation creating such preferred stock that such series ranks senior to the Series A Preferred Stock (subject to any requisite consents prior to issuance).
The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities and is not subject to any sinking fund or other obligation to redeem or repurchase the Series A Preferred Stock. The preferred stock is not secured, is not guaranteed by us or any of our affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Series A Preferred Stock.

Dividends
Holders of the Series A Preferred Stock are entitled to receive, only when, as, and if declared by our board of directors (or a duly authorized committee of our board of directors), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the liquidation preference of $1,000 per share of Series A Preferred Stock, and no more, at a rate equal to 6.75% per annum (equivalent to $1.6875 per depositary share per annum), for each quarterly Dividend Period occurring from, and including, the original issue date of the Series A Preferred Stock to, but excluding, April 1, 2023 (the “Fixed Rate Period”), and thereafter, three-month LIBOR plus a spread of 398.5 basis points per annum, for each quarterly Dividend Period beginning April 1, 2023 (the “Floating Rate Period”). A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, the issue date of the shares of Series A Preferred Stock to, but excluding, the next succeeding Dividend Payment Date.

When, as, and if declared by our board of directors (or a duly authorized committee of our board of directors), we pay cash dividends on the Series A Preferred Stock quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year (each such date, a “Dividend Payment Date”), beginning on July 1, 2018. We pay cash dividends to the holders of record of shares of the Series A Preferred Stock as they appear on our stock register on the applicable record date, which is the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by our board of directors (or a duly authorized committee of the board of directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.
If any Dividend Payment Date on or prior to April 1, 2023 is a day that is not a business day (as defined below), then the dividend with respect to that Dividend Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after April 1, 2023 is a day that is not a business day, then the Dividend Payment Date will be the immediately succeeding business day unless such day falls in the next calendar month, in which case the Dividend Payment Date will instead be the immediately preceding day that is a business day, and dividends will accumulate to the Dividend Payment Date as so adjusted. A “business day” for the Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).

We calculate dividends on the Series A Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. We will calculate dividends on the Series A Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accumulate after the redemption date, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.
Dividends on the Series A Preferred Stock are not cumulative or mandatory. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Series A Preferred Stock for, or our board of directors authorizes and we declare less than a full dividend in respect of, any Dividend Period, the holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and we will have no obligation to pay a dividend or to pay full dividends for that Dividend Period at any time, whether or not dividends on the Series A Preferred Stock or any other series of our preferred stock or common stock are declared for any future Dividend Period.

Dividends on the Series A Preferred Stock accumulate from the issue date at the then-applicable dividend rate on the liquidation preference amount of $1,000 per share (equivalent to $25 per depositary share). If we issue additional shares of the Series A Preferred Stock, dividends on those additional shares will accumulate from the issue date of those additional shares at the then-applicable dividend rate.
The dividend rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “dividend determination date” for the relevant Dividend Period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Once the dividend rate for the Series A Preferred Stock is determined, the calculation agent will deliver that information to us and the transfer agent for us. Absent manifest error, the calculation agent’s determination of the dividend rate for a Dividend Period for the Series A Preferred Stock will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date.
If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with us will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.
If the calculation agent determines on the relevant dividend determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is the most comparable LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
Priority Regarding Dividends
So long as any share of Series A Preferred Stock remains outstanding,
(1)    no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Stock (as defined below) (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan);
(2)    no shares of Junior Stock will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and
(3)    no shares of Parity Stock will be repurchased, redeemed or otherwise acquired for consideration by us (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for other Parity Stock or Junior Stock), during a Dividend Period, unless, in each case of clauses (1), (2) and (3) above, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series A Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations do not apply to purchases or acquisitions of our Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of our employment, severance, or consulting agreements) of ours or of any of our subsidiaries adopted before or after the date of this filing.
Except as provided below, for so long as any share of Series A Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment full dividends on any Parity Stock unless we have paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of preferred stock. To the extent that we declare dividends on the Series A Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Series A Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series A Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of non-cumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest will be payable in respect of any dividend payment on Series A Preferred Stock that may be in arrears.
As used herein, “Junior Stock” means our common stock and any other class or series of our capital stock over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding up, and “Parity Stock” means any other class or series of our capital stock that ranks on a par with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding up, including the Series B Preferred Stock and the Series C Preferred Stock.
Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors (or a duly authorized committee of our board of directors), may be declared and paid on our common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series A Preferred Stock will not be entitled to participate in those dividends.

Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount of a liquidation preference of $1,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets.
Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to depositors, and creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock. If our remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series A Preferred Stock and all Parity Stock, then we will distribute our assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.
Our merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If we enter into any merger or consolidation transaction with or into any other entity and we are not the surviving entity in such transaction, the Series A Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series A Preferred Stock.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series A Preferred Stock, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary. In addition, holders of the Series A Preferred Stock (and of depositary shares representing the Series A Preferred Stock) may be fully subordinated to interests held by the U.S. Government in the event we enter into a receivership, insolvency, liquidation or similar proceeding.
Conversion Rights
The Series A Preferred Stock is not convertible into or exchangeable for any other of our property, interests or securities.
Redemption
The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision.
Neither the holders of Series A Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A Preferred Stock. In addition, under the Federal Reserve risk-based capital rules applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval of the Federal Reserve.
Optional Redemption
The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series A Preferred Stock, in whole or in part, at our option, on any Dividend Payment Date on or after April 1, 2023, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided below. Dividends will not accumulate on those shares of Series A Preferred Stock on and after the redemption date.

Redemption Following a Regulatory Capital Event
We may redeem the Series A Preferred Stock, in whole but not in part, at our option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below (“Regulatory Event Redemption”). A “Regulatory Capital Treatment Event” means a good faith determination by us that, as a result of any:

•amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series A Preferred Stock;

•proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock; or

•official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding. Dividends will not accumulate on the shares of Series A Preferred Stock on and after the redemption date.
Redemption Price
The redemption price for any redemption of Series A Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $1,000 per share of Series A Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.
Redemption Procedures
If we elect to redeem any shares of Series A Preferred Stock, we will provide notice to the holders of record of the shares of Series A Preferred Stock to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the shares of Series A Preferred Stock or the depositary shares representing the shares of Series A Preferred Stock are held in book-entry form through DTC, we may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series A Preferred Stock designated for redemption will not affect the redemption of any other shares of Series A Preferred Stock. Each notice of redemption shall state:

•the redemption date;

•the redemption price;

•if fewer than all shares of Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed; and

•the manner in which holders of Series A Preferred Stock called for redemption may obtain payment of the redemption price in respect to those shares.
If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date such shares of Series A Preferred Stock will no longer be deemed outstanding, all dividends with respect to such shares of Series A Preferred Stock shall cease to accumulate after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed will be selected either pro rata or by lot or in such other manner as our board of directors (or a duly authorized committee of our board of directors) determines to be fair and equitable and permitted by the rules of any stock exchange on which the Series A Preferred Stock is listed. Subject to the provisions set forth in the prospectus supplement relating to the depositary shares representing the Series A Preferred Stock and the accompanying prospectus, the board of directors (or a duly authorized committee of our board of directors) has the full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock may be redeemed from time to time.

Voting Rights
Registered owners of Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Series A Preferred Stock are entitled to vote, each holder of Series A Preferred Stock has one vote per share.
Whenever dividends payable on the Series A Preferred Stock or any other class or series of preferred stock ranking equally with the Series A Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series A Preferred Stock voting as a class with holders of shares of any other series of our preferred stock ranking equally with the Series A Preferred Stock as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), will be entitled to vote for the election of two additional directors of our board of directors on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of Voting Parity Stock will vote as a single class. In the event that the holders of the shares of the Series A Preferred Stock are entitled to vote as described in this paragraph, the number of members of our board of directors at the time will be increased by two directors, and the holders of the Series A Preferred Stock will have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for our next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause us to violate the corporate governance requirements of the Nasdaq Global Select Market (or any other exchange on which our securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall our board of directors include more than two Preferred Stock Directors.
When we have paid full dividends on the Series A Preferred Stock for the equivalent of at least four Dividend Periods following a Nonpayment, the voting rights described above will terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Nonpayment.
Upon termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders will terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in the prospectus supplement relating to the depositary shares representing the Series A Preferred Stock and the accompanying prospectus.
Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.
So long as any shares of preferred stock remain outstanding, we will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series A Preferred Stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series A Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series A Preferred Stock, amend, alter or repeal any provision of the Certificate of Designation or our Articles, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series A Preferred Stock.
Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Series A Preferred Stock:

•any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series A Preferred Stock as to dividends or distribution of assets upon our liquidation, dissolution or winding up;

•a merger or consolidation of us with or into another entity in which the shares of the Series A Preferred Stock remain outstanding; and

•a merger or consolidation of us with or into another entity in which the shares of the Series A Preferred Stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series A Preferred Stock.

The foregoing voting rights of the holders of Series A Preferred Stock shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and we shall have set aside sufficient funds for the benefit of holders of Series A Preferred Stock to effect the redemption.
Depositary, Transfer Agent, and Registrar
Computershare Trust Company, N.A. is the depositary, transfer agent, and registrar for the Series A Preferred Stock.
Calculation Agent
We will appoint a calculation agent for the Series A Preferred Stock prior to the commencement of the Floating Rate Period. The Company may appoint itself or an affiliate as the calculation agent.

Series B Depositary Shares
References in this section to the depositary shares, preferred stock and other terms that are defined herein are in reference to the Series B Depositary Shares and Series B Preferred Stock only.
General

Each Series B Depositary Share represents a 1/40th interest in a share of the Series B Preferred Stock, and is evidenced by depositary receipts. We deposited the underlying shares of Series B Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Trust Company, N.A., acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares are entitled to all the powers, preferences and special rights of the Series B Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series B Preferred Stock those depositary shares represent.

In this section, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose. DTC is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

Listing

The depositary shares are listed on Nasdaq under the symbol “TSCBP.” The Series B Preferred Stock is not listed.

Dividends and Other Distributions

Each dividend payable on a depositary share is in an amount equal to 1/40th of the dividend declared and payable on each share of Series B Preferred Stock.

The depositary distributes all dividends and other cash distributions received on the Series B Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the depositary will round that amount up to the next highest whole cent and will request that we pay the resulting additional amount to the depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the depositary will disregard that fractional amount.

Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the Series B Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series B Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series B Preferred Stock until such taxes or other governmental charges are paid.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series B Preferred Stock represented by the depositary shares.

Our merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Redemption of Depositary Shares

If we redeem the Series B preferred stock, in whole or in part, as described below under “Description of Series A Depositary Shares and Series B Depositary Shares—Series B Preferred Stock—Redemption—Optional Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series B Preferred Stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series B Preferred Stock (or $25 per depositary share), plus, as applicable, any accumulated and unpaid dividends on the shares of the Series B Preferred Stock called for redemption for the then-current Dividend Period (as defined under “Description of Series A Depositary Shares and Series B Depositary Shares—Series B Preferred Stock—Dividends”) to, but excluding, the redemption date, without accumulation of any undeclared dividends.

If we redeem shares of the Series B Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series B Preferred Stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot. In any case, the depositary will redeem depositary shares only in increments of 40 depositary shares and multiples thereof. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series Preferred Stock and the related depositary shares.

Voting

Because each depositary share represents a 1/40th ownership interest in a share of Series B Preferred Stock, holders of depositary receipts are entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series B preferred stock are entitled to vote, as described below under “Description of Series A Depositary Shares and Series B Depositary Shares—Series B Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the depositary will provide the information contained in the notice to the record holders of the depositary shares relating to the Series B Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series B Preferred Stock, may instruct the depositary to vote the amount of the Series B Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the maximum number of whole shares of the Series B Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series B Preferred Stock, it will abstain from voting with respect to such shares (but shall appear at the meeting with respect to such shares unless directed to the contrary).

Withdrawal of Series B Preferred Stock

Upon surrender of depositary shares at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of shares of Series B Preferred Stock and all money and other property, if any, represented by such depositary shares. Only whole shares of Series B Preferred Stock may be withdrawn. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of Series B Preferred Stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of Series B Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary shares therefor.

Resignation and Removal of the Depositary

The depositary may resign at any time by delivering to us notice of its election to resign. We may also remove or replace a depositary at any time. Any resignation or removal will take effect upon the earlier of the appointment of a successor depositary and 30 days following such notice. We will appoint a successor depositary within 30 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying Series B Preferred Stock. Neither we nor the depositary will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under the deposit agreement. The obligations of ours and a depositary under the deposit agreement are limited to performing their duties without bad faith, gross negligence or willful misconduct. Neither we nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying Series B Preferred Stock unless they are furnished with satisfactory indemnity. Both we and the depositary may rely on the written advice of counsel or accountants, or information provided by holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party. In the event a depositary receives conflicting claims, requests or instructions from us and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from us.

Series B Preferred Stock

Ranking

With respect to the payment of dividends and distributions upon our liquidation, dissolution or winding up, the Series B Preferred Stock rank (i) senior to our common stock and any other class or series of preferred stock that by its terms ranks junior to the Series B Preferred Stock, (ii) equally with our Series A Preferred Stock and any future series of preferred stock the terms of which expressly provide that it will rank equally with the Series B Preferred Stock with respect to dividends and distributions, and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of preferred stock that expressly provides in the Articles of Amendment creating such preferred stock that such series ranks senior to the Series B Preferred Stock (subject to any requisite consents prior to issuance).

The Series B Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Series B Preferred Stock. The preferred stock is not secured, is not guaranteed by us or any of our affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Series B Preferred Stock.

Dividends

 Holders of the Series B Preferred Stock are entitled to receive, only when, as, and if declared by our board of directors (or a duly authorized committee of our board of directors), out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the liquidation preference of $1,000 per share of Series B Preferred Stock, and no more, at a rate equal to

6.375% per annum (equivalent to $1.59375 per depositary share per annum), for each quarterly Dividend Period occurring from, and including, the original issue date of the Series B Preferred Stock to, but excluding, July 1, 2026 (the “Fixed Rate Period”), and thereafter, three-month LIBOR plus a spread of 408.8 basis points per annum, subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR, for each quarterly Dividend Period beginning July 1, 2026 (the “Floating Rate Period”). A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, the issue date of the shares of Series B Preferred Stock to, but excluding, the next succeeding Dividend Payment Date.

When, as, and if declared by our board of directors (or a duly authorized committee of our board of directors), we pay cash dividends on the Series B Preferred Stock quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year (each such date, a “Dividend Payment Date”), beginning on July 1, 2019. We pay cash dividends to the holders of record of shares of the Series B Preferred Stock as they appear on our stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by our board of directors (or a duly authorized committee of the board of directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

If any Dividend Payment Date on or prior to July 1, 2026 is a day that is not a Business Day (as defined below), then the dividend with respect to that Dividend Payment Date will instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after July 1, 2026 is a day that is not a Business Day, then the Dividend Payment Date will be the immediately succeeding Business Day unless such day falls in the next calendar month, in which case the Dividend Payment Date will instead be the immediately preceding day that is a Business Day, and dividends will accumulate to the Dividend Payment Date as so adjusted. A “Business Day” for the Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation or executive order to be closed. A “Business Day” for the Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation or executive order to be closed, and additionally, is a London Banking Day (as defined below).

We calculate dividends on the Series B Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. We will calculate dividends on the Series B Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B Preferred Stock will cease to accumulate after the redemption date, as described below under “-Redemption,” unless we default in the payment of the redemption price of the shares of the Series B Preferred Stock called for redemption.

Dividends on the Series B Preferred Stock are not cumulative or mandatory. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Series B Preferred Stock for, or our board of directors authorizes and we declare less than a full dividend in respect of, any Dividend Period, the holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and we will have no obligation to pay a dividend or to pay full dividends for that Dividend Period at any time, whether or not dividends on the Series B Preferred Stock or any other series of our preferred stock or common stock are declared for any future Dividend Period.

Dividends on the Series B Preferred Stock accumulate from the issue date at the then-applicable dividend rate on the liquidation preference amount of $1,000 per share (equivalent to $25 per depositary share). If we issue additional shares of the Series B Preferred Stock, dividends on those additional shares will accumulate from the issue date of those additional shares at the then-applicable dividend rate.

The dividend rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date is the “Dividend Determination Date” for the relevant Dividend Period. The calculation agent then will add three-month LIBOR as determined on the Dividend Determination Date and the applicable spread. Once the dividend rate for the Series B Preferred Stock is determined, the calculation agent will deliver that information to us and the transfer agent for us. Absent manifest error, the determination by the calculation agent or, for the avoidance of doubt, by the IFA in clause (iii) below, of the dividend rate for a Dividend Period for the Series B Preferred Stock will be final. A “London Banking Day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

The term “three-month LIBOR” means, for each Dividend Determination Date related to the Floating Rate Period, the rate determined by the calculation agent as follows:

(i) The London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date.

(ii) If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with us will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three-month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, if a LIBOR Event (as defined below) has not occurred, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.

(iii) Notwithstanding clauses (i) and (ii) above, if we, in our sole discretion, determine on the relevant Dividend Determination Date that the three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Series B Preferred Stock, and we have notified the calculation agent (if it is not us) of such determination (a “LIBOR Event”), then the calculation agent will use, as directed by us, as a substitute or successor base rate (the “Alternative Rate”) for each future Dividend Determination Date the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for the three-month LIBOR. As part of such substitution, the calculation agent will, as directed by us, make such adjustment to the Alternative Rate or the spread thereon, as well as the business day convention, the Dividend Determination Date and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if we determine that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, we may, in our sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on us, the calculation agent and the holders of the Series B Preferred Stock. If on any Dividend Determination Date during the Floating Rate Period (which may be the first Dividend Determination Date of the Floating Rate Period) a LIBOR Event has occurred prior to such Dividend Determination Date and for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed) as of such Dividend Determination Date, then commencing on such Dividend Determination Date the dividend rate, business day convention and manner of calculating dividends applicable during the Fixed Rate Period will be in effect for the applicable Dividend Period and will remain in effect during the remainder of the Floating Rate Period.

Priority Regarding Dividends

During a Dividend Period, so long as any share of Series B Preferred Stock remains outstanding,

(1)         no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Stock (as defined below) (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan);

(2)         no shares of Junior Stock will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

(3)         no shares of Parity Stock (as defined below) will be repurchased, redeemed or otherwise acquired for consideration by us (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or

Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for other Parity Stock or Junior Stock),

unless, in each case of clauses (1), (2) and (3) above, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series B Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations do not apply to purchases or acquisitions of our Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of our employment, severance, or consulting agreements) of ours or of any of our subsidiaries.

Except as provided below, for so long as any share of Series B Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment full dividends on any Parity Stock unless we have paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of preferred stock. To the extent that we declare dividends on the Series B Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series B Preferred Stock and (1) in the case of cumulative Parity Stock, the aggregate of the accumulated and unpaid dividends due on any such Parity Stock, and (2) in the case of non-cumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest will be payable in respect of any dividend payment on Series B Preferred Stock that may be in arrears.

As used herein, “Junior Stock” means our common stock and any other class or series of our capital stock over which the Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding up, and “Parity Stock” means any other class or series of our capital stock that ranks equally with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding up, which includes the Series A Preferred Stock, the Series C Preferred Stock and any other class or series of our stock hereafter authorized the terms of which expressly provide that it ranks equally with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding up.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors (or a duly authorized committee of our board of directors), may be declared and paid on our common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series B Preferred Stock will not be entitled to participate in those dividends.

Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series B Preferred Stock are entitled to be paid out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of common stock or any other Junior Stock, a liquidating distribution in the amount of a liquidation preference of $1,000 per share (equivalent to $25 per depositary share), plus the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets.

    Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to depositors, and creditors and subject to the rights of holders of any securities ranking senior to the Series B Preferred Stock. If our remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series B Preferred Stock and all Parity Stock, then we will distribute our assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.

Our merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If we enter into any merger or consolidation transaction with or into any other entity and we are not the surviving entity in such transaction, the Series B Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series B Preferred Stock.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series B Preferred Stock, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary. In addition, holders of the Series B Preferred Stock (and of depositary shares representing the Series B Preferred Stock) may be fully subordinated to interests held by the U.S. Government in the event we enter into a receivership, insolvency, liquidation or similar proceeding.

Conversion Rights

The Series B Preferred Stock is not convertible into or exchangeable for any other of our property, interests or securities.

Redemption

The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision.

    Neither the holders of Series B Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series B Preferred Stock. In addition, under the Federal Reserve risk-based capital rules applicable to bank holding companies, any redemption of the Series B Preferred Stock is subject to prior approval of the Federal Reserve.

    Optional Redemption

    We may redeem the Series B Preferred Stock, in whole or in part, at our option, on any Dividend Payment Date on or after July 1, 2024, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided below. Dividends will not accumulate on those shares of Series B Preferred Stock on and after the redemption date.

Redemption Following a Regulatory Capital Event

We may redeem the Series B Preferred Stock, in whole but not in part, at our option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below (“Regulatory Event Redemption”). A “Regulatory Capital Treatment Event” means a good faith determination by us that, as a result of any:

•amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series B Preferred Stock;

•proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock; or

•official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the Series B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding. Dividends will not accumulate on the shares of Series B Preferred Stock on and after the redemption date.

Redemption Price

The redemption price for any redemption of Series B Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $1,000 per share of Series B Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.

Redemption Procedures

If we elect to redeem any shares of Series B Preferred Stock, we will provide notice to the holders of record of the shares of Series B Preferred Stock to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the shares of Series B Preferred Stock or the depositary shares representing the shares of Series B Preferred Stock are held in book-entry form through DTC, we may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series B Preferred Stock designated for redemption will not affect the redemption of any other shares of Series B Preferred Stock. Each notice of redemption shall state:

•the redemption date;

•the redemption price;

•if fewer than all shares of Series B Preferred Stock are to be redeemed, the number of shares of Series B Preferred Stock to be redeemed; and

•the manner in which holders of Series B Preferred Stock called for redemption may obtain payment of the redemption price in respect to those shares.

    If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date such shares of Series B Preferred Stock will no longer be deemed outstanding, all dividends with respect to such shares of Series B Preferred Stock shall cease to accumulate after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the Series B Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed will be selected either pro rata or by lot or in such other manner as our board of directors (or a duly authorized committee of our board of directors) determines to be fair and equitable and permitted by the rules of any stock exchange on which the Series B Preferred Stock is listed. Subject to the provisions set forth in the prospectus supplement relating to the depositary shares representing the Series B Preferred Stock and the accompanying prospectus, the board of directors (or a duly authorized committee of our board of directors) will have the full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock may be redeemed from time to time.

Voting Rights

Registered owners of Series B Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Series B Preferred Stock are entitled to vote, each holder of Series B Preferred Stock has one vote per share.

Whenever dividends payable on the Series B Preferred Stock or any other class or series of preferred stock ranking equally with the Series B Preferred Stock, including the Series A Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series B Preferred Stock voting as a class with holders of shares of any other series of our preferred stock ranking equally with the Series B Preferred Stock, including the Series A Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), will be entitled to vote for the election of two additional directors of our board of directors on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of Voting Parity Stock will vote as a single class. In the event that the holders of the shares of the Series B Preferred Stock are entitled to vote as described in this paragraph, the number of members of our board of directors at the time will be increased by two directors, and the holders of the Series B Preferred Stock will have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series B Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for our next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause us to violate the corporate governance requirements of the Nasdaq Global Select Market (or any other exchange on which our securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall our board of directors include more than two Preferred Stock Directors.

When we have paid full dividends on the Series B Preferred Stock for the equivalent of at least four Dividend Periods following a Nonpayment, the voting rights described above will terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Nonpayment.

Upon termination of the right of the holders of the Series B Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders will terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series B Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in the prospectus supplement relating to the depositary shares representing the Series B Preferred Stock and the accompanying prospectus.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or that is deemed to exercise a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain 5% or more of that series. Any other person (other than a bank holding company) may be required to enter into passivity or anti-association commitments with the Federal Reserve if it owns 5% or more and less than 25% of that series and will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

So long as any shares of preferred stock remain outstanding, we will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series B Preferred Stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series B Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series B Preferred Stock, amend, alter or repeal any provision of the Articles of Amendment or our Articles, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series B Preferred Stock.

Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Series B Preferred Stock:

•any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series B Preferred Stock as to dividends or distribution of assets upon our liquidation, dissolution or winding up;

•a merger or consolidation of us with or into another entity in which the shares of the Series B Preferred Stock remain outstanding; and

•a merger or consolidation of us with or into another entity in which the shares of the Series B Preferred Stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series A Preferred Stock.

The foregoing voting rights of the holders of Series B Preferred Stock will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required will be effected, all outstanding shares of Series B Preferred Stock will have been redeemed or called for redemption upon proper notice and we have set aside sufficient funds for the benefit of holders of Series B Preferred Stock to effect the redemption.
Voting Rights under Pennsylvania Law

The PBCL attaches mandatory voting rights to preferred stock in connection with certain amendments to a company’s articles of incorporation, providing that the holders of preferred stock of a particular series would be entitled to vote as a class if the amendment would:

•authorize the board of directors to fix and determine the relative rights and preferences, as between series, of any preferred or special class;
•make any change in the preferences, limitations or special rights (other than preemptive rights or the right to vote cumulatively) of the shares of a class or series adverse to the class or series;
•authorize a new class or series of shares having a preference as to dividends or assets which is senior to the shares of a class or series;
•increase the number of authorized shares of any class or series having a preference as to dividends or assets which is senior in any respect to the shares of a class or series; or
•make the outstanding shares of a class or series redeemable by a method that is not pro rata, by lot or otherwise equitable.

Holders of outstanding shares of our preferred stock are also entitled under Pennsylvania law to vote as a class on a plan of merger that effects any change in our Articles of Incorporation if the holders would have been entitled to a class vote under the statutory provision relating to the adoption of the Articles of Amendment discussed above.
Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will use commercially reasonable efforts to provide any requesting beneficial owner a copy of our most recently filed “Consolidated Financial Statements for Holding Companies- FR Y-9C” and “Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041,” in each case or any applicable successor form. Any such request must be made in writing addressed to TriState Capital Holdings, Inc., Attention: Investor Relations, One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, PA 15219.

Depositary, Transfer Agent and Registrar

Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021, is the depositary, transfer agent and registrar for the Series B Preferred Stock.

Calculation Agent

We will appoint a calculation agent for the Series B Preferred Stock prior to the commencement of the Floating Rate Period. The Company may appoint itself or an affiliate as the calculation agent.